Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 28, 2021

Extraordinary Associate Effort Drives Business, Supports Customers at TFS Financial Corporation
(Cleveland, OH - January 28, 2021) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2020.
The Company reported net income of $25.0 million for the quarter ended December 31, 2020, compared to net income of $25.6 million for the quarter ended December 31, 2019. The change included a decrease in net interest income, an increase in other operating expenses and an increase in non-interest income, bolstered by increased net gains on the sale of loans.
“At Third Federal, our associates continue to do extraordinary things for our customers during these unprecedented times,” said Chairman and CEO, Marc A. Stefanski. “Our strong loan originations this quarter, and a continued decrease in forbearances, are a testament to our associates’ effort. Their support of our customers and our company are the reason we have been strong, stable and safe since our founding in 1938.”
Loan originations, mainly refinances, continued at an active pace. We sold, or committed to sell, $293.5 million of fixed-rate loans and recorded related gains of $16.4 million during the quarter ended December 31, 2020, as we took advantage of high origination levels, low interest rates and attractive Fannie Mae loan sale prices, while also managing our interest rate risk.
Net interest income decreased $5.5 million, to $58.7 million for the quarter ended December 31, 2020 from $64.2 million for the quarter ended December 31, 2019. This decrease was primarily due to a 52 basis point reduction in the yield on interest-earning assets, primarily loans, to 2.88% during the quarter ended December 31, 2020 from 3.40% during the quarter ended December 31, 2019, as many borrowers are refinancing to take advantage of the current low interest rate environment. The yield on interest-earning assets was 2.95% for the quarter ended September 30, 2020. The decrease in yield was partially offset by a reduction in the cost of interest-bearing liabilities, which decreased 40 basis points to 1.37% for the quarter ended December 31, 2020 from 1.77% during the quarter ended December 31, 2019. Funding costs were lowered through a reduction in the average balance of borrowed funds, including the early termination of above-market priced FHLB borrowings and their related swap contracts during the quarter ended September 30, 2020, and through the repricing of certificates of deposit, to market rates of interest, as they mature. The interest rate spread for the quarter ended December 31, 2020 was 1.51% compared to 1.63% for the prior year quarter. The net interest margin for the quarter ended December 31, 2020 was 1.66% compared to 1.82% during the quarter ended December 31, 2019.
The provision for loan losses was a credit of $2.0 million for the quarter ended December 31, 2020 compared to a credit of $3.0 million for the quarter ended December 31, 2019. On October 1, 2020, the Company adopted the Current Expected Credit Loss ("CECL") methodology and recognized a $46.2 million increase to the allowance for credit losses, and a related $35.8 million reduction to retained earnings, net of tax. The Company recorded $1.3 million of net loan recoveries for the quarter ended December 31, 2020 compared to $1.4 million of net loan recoveries for the quarter ended December 31, 2019. Gross loan charge-offs were $0.9 million for the quarter ended December 31, 2020 and $1.6 million for the quarter ended December 31, 2019, while loan recoveries were $2.1 million in the current quarter and $3.0 million in the prior year quarter. The allowance for credit losses was $92.3 million, or 0.71% of total loans receivable, at December 31, 2020, including a $22.0 million liability for unfunded commitments. The allowance for loan losses was $46.9 million, or 0.36% of total loans receivable, at September 30, 2020 and $37.3 million, or 0.28% of total loans receivable, at December 31, 2019.
Total loan delinquencies remained unchanged at $28.2 million, representing 0.22% of total loans receivable at December 31, 2020 and 0.21% of total loans receivable at September 30, 2020. Non-accrual loans decreased $2.6 million to $50.6 million, or 0.39% of total loans receivable, at December 31, 2020 compared with $53.4 million, or 0.41% of total loans receivable, at September 30, 2020.
At December 31, 2020, there were $94.1 million of loans, or 0.73% of total loans receivable, in COVID-19 forbearance plans compared to $165.6 million, or 1.26% of total loans receivable, at September 30, 2020. These forbearance plans allow borrowers experiencing temporary financial hardships related to COVID-19 to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options. In accordance with regulatory guidance and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, the delinquency and accrual status of accounts in COVID-19 forbearance plans are generally frozen as of a specific date prior to entering a forbearance plan. The majority of our forbearance plans were current at the measurement dates with interest income accruing throughout the term of their forbearance and, therefore, are not included in reported delinquency or non-accrual totals.

Total troubled debt restructurings decreased $4.9 million to $136.4 million at December 31, 2020 from $141.3 million at September 30, 2020. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Total non-interest income increased by $9.6 million, to $21.5 million for the quarter ended December 31, 2020, from $11.9 million for the quarter ended December 31, 2019. The change included higher net gains on the sale of loans, which increased $13.5 million compared to the prior year period, offset by $4.3 million of net gain that was recognized during the quarter ended December 31, 2019 on the sale of commercial property. During the quarter ended December 31, 2020, $293.5 million of loans were sold or committed for sale at a $16.4 million net gain compared to $208.5 million of loans sold at a $2.9 million net gain during the quarter ended December 31, 2019.
Total non-interest expenses increased $4.4 million, to $51.7 million for the quarter ended December 31, 2020, from $47.3 million for the quarter ended December 31, 2019. The increase consisted mainly of a combination of a $2.4 million increase in salaries and employee benefits and a $1.2 million increase in marketing services, related to the timing of when expenses are incurred. The majority of the increase in salaries and benefits was a result of a one-time after-tax bonus of $1,500 to all associates in recognition of their special efforts during this unusual year.
Total assets decreased by $69.4 million, or less than 1%, to $14.57 billion at December 31, 2020 from $14.64 billion at September 30, 2020. This change was mainly due to the combination of loan sales and principal repayments on loans exceeding the total of new loan originations and the impact of adopting CECL, offset by an increase in bank owned life insurance contracts.
The combination of loans held for investment, net and mortgage loans held for sale decreased $129.1 million, or 1.0%, to $13.01 billion at December 31, 2020 from $13.14 billion at September 30, 2020, mainly as a result of the increased loan sales mentioned above. Residential core mortgage loans, including those held for sale, decreased $42.3 million and the home equity loans and lines of credit portfolio decreased $61.6 million during the quarter. Total first mortgage loan originations were $1.12 billion for the quarter ended December 31, 2020 and $750.6 million for the quarter ended December 31, 2019. The current period mortgage loan originations included 77% refinance transactions, 33% adjustable rate mortgages and 18% fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $306.1 million for the quarter ended December 31, 2020 and $349.5 million for the quarter ended December 31, 2019.
Total bank owned life insurance contracts increased $71.6 million, to $294.6 million at December 31, 2020, from $222.9 million at September 30, 2020, primarily due to $70 million of additional premiums placed during the quarter.
Other assets decreased $5.6 million, or 5.3%, to $99.2 million at December 31, 2020 from $104.8 million at September 30, 2020. This decrease was primarily due to a $4.3 million reduction in margin requirements and receivables on swap contracts and a $1.2 million decrease in prepaid franchise tax.
Deposits decreased by $35.0 million, or less than 1%, to $9.19 billion at December 31, 2020 from $9.23 billion at September 30, 2020. The decrease in deposits was the result of a $173.9 million decrease in certificates of deposit ("CDs"), offset by a $64.2 million increase in checking accounts, a $35.3 million increase in money market accounts and a $39.8 million increase in savings accounts during the quarter ended December 31, 2020. Total deposits include $530.4 million and $553.9 million of brokered CDs at December 31, 2020 and September 30, 2020, respectively.
Borrowed funds, all from the FHLB, decreased $76.7 million, to $3.44 billion at December 31, 2020 from $3.52 billion at September 30, 2020. This decrease consisted of a $75.0 million decrease in 90 day advances, which were in place to support interest rate swap contracts that matured during the quarter, and a $1.7 million decrease in long term borrowings.
Borrowers' advances for insurance and taxes increased by $30.7 million to $142.2 million at December 31, 2020 from $111.5 million at September 30, 2020. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.
Accrued expenses and other liabilities increased by $20.7 million to $86.3 million at December 31, 2020 from $65.6 million at September 30, 2020. The change was mainly due to a $22.0 million increase in the liability for off-balance sheet exposures on commitments to originate new loans and undrawn equity lines of credit and construction loan balances upon the October 1, 2020 adoption of CECL, partially offset by a $1.4 million decrease in payables outstanding.
Total shareholders' equity decreased $14.0 million, or 0.8%, to $1.66 billion at December 31, 2020 from $1.67 billion at September 30, 2020. Activity reflects $25.0 million of net income in the current reduced by a $35.8 million provision to the allowance for credit losses, net of tax, upon the October 1, 2020 adoption of CECL, and a quarterly dividend of $14.1 million. Other changes include $10.4 million of unrealized net gain recognized in accumulated other comprehensive income, primarily related to changes in market values and maturities of swap contracts, and a $0.4 million net positive impact related to activity in the Company's stock compensation and employee stock ownership plans. No shares of the Company's common stock were repurchased during the quarter ended December 31, 2020.
The Company declared and paid a quarterly dividend of $0.28 per share during the quarter ended December 31, 2020. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 14, 2020 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.12 per share of possible dividends to be declared on the Company's common stock, including up to $0.56 in dividends during the six months ending June 30, 2021. The MHC has conducted the member vote to approve the dividend waiver each of the past seven years under Federal Reserve regulations and for each of those seven years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At December 31, 2020 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.37%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.03% and its total capital ratio was 19.62%. Additionally, the Company's Tier 1 leverage ratio was 12.15%, its Common Equity Tier 1 and Tier 1 ratios were each 22.28% and its total capital ratio was 22.86%. The Association's current capital ratios reflect the dilutive impact of $55 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2020. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of December 31, 2020 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning January 29, 2021. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of December 31, 2020, the Company’s assets totaled $14.57 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2020	September 30, 2020
ASSETS
Cash and due from banks	$29,512	25,270
Other interest-earning cash equivalents	470,408	472,763
Cash and cash equivalents	499,920	498,033
Investment securities available for sale (amortized cost $443,328 and $447,384, respectively)	447,609	453,438
Mortgage loans held for sale ($107,978 and $36,078 measured at fair value, respectively)	111,288	36,871
Loans held for investment, net:
Mortgage loans	12,925,023	13,104,959
Other loans	2,637	2,581
Deferred loan expenses, net	42,138	42,459
Allowance for credit losses on loans	(70,290)	(46,937)
Loans, net	12,899,508	13,103,062
Mortgage loan servicing rights, net	8,230	7,860
Federal Home Loan Bank stock, at cost	136,793	136,793
Real estate owned, net	102	185
Premises, equipment, and software, net	40,770	41,594
Accrued interest receivable	34,840	36,634
Bank owned life insurance contracts	294,565	222,919
Other assets	99,208	104,832
TOTAL ASSETS	$14,572,833	$14,642,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	9,190,600	9,225,554
Borrowed funds	3,444,998	3,521,745
Borrowers’ advances for insurance and taxes	142,248	111,536
Principal, interest, and related escrow owed on loans serviced	50,866	45,895
Accrued expenses and other liabilities	86,289	65,638
Total liabilities	12,915,001	12,970,368
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,564,920 and 280,150,006 outstanding at December 31, 2020 and September 30, 2020, respectively	3,323	3,323
Paid-in capital	1,739,178	1,742,714
Treasury stock, at cost; 51,753,830 and 52,168,744 shares at December 31, 2020 and September 30, 2020, respectively	(764,774)	(767,649)
Unallocated ESOP shares	(39,000)	(40,084)
Retained earnings—substantially restricted	840,678	865,514
Accumulated other comprehensive loss	(121,573)	(131,965)
Total shareholders’ equity	1,657,832	1,671,853
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,572,833	$14,642,221

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	December 31,
	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$100,126	$115,225
Investment securities available for sale	987	2,864
Other interest and dividend earning assets	816	1,963
Total interest and dividend income	101,929	120,052
INTEREST EXPENSE:
Deposits	27,696	38,316
Borrowed funds	15,490	17,551
Total interest expense	43,186	55,867
NET INTEREST INCOME	58,743	64,185
PROVISION FOR CREDIT LOSSES	(2,000)	(3,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	60,743	67,185
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,495	2,146
Net gain on the sale of loans	16,443	2,925
Increase in and death benefits from bank owned life insurance contracts	1,647	1,561
Other	876	5,298
Total non-interest income	21,461	11,930
NON-INTEREST EXPENSE:
Salaries and employee benefits	28,338	25,885
Marketing services	5,733	4,461
Office property, equipment and software	6,435	6,446
Federal insurance premium and assessments	2,390	2,619
State franchise tax	1,151	1,132
Other expenses	7,682	6,777
Total non-interest expense	51,729	47,320
INCOME BEFORE INCOME TAXES	30,475	31,795
INCOME TAX EXPENSE	5,473	6,153
NET INCOME	$25,002	$25,642
Earnings per share—basic and diluted	$0.09	$0.09
Weighted average shares outstanding
Basic	276,216,596	275,578,184
Diluted	278,028,072	277,888,588

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$476,589	$128	0.11%	$229,986	$949	1.65%
Mortgage-backed securities	447,544	987	0.88%	545,729	2,864	2.10%
Loans (2)	13,090,927	100,126	3.06%	13,241,863	115,225	3.48%
Federal Home Loan Bank stock	136,793	688	2.01%	101,858	1,014	3.98%
Total interest-earning assets	14,151,853	101,929	2.88%	14,119,436	120,052	3.40%
Noninterest-earning assets	525,312			489,200
Total assets	$14,677,165			$14,608,636
Interest-bearing liabilities:
Checking accounts	$1,017,811	321	0.13%	$867,971	483	0.22%
Savings accounts	1,662,095	914	0.22%	1,490,074	3,024	0.81%
Certificates of deposit	6,493,523	26,461	1.63%	6,505,776	34,809	2.14%
Borrowed funds	3,471,593	15,490	1.78%	3,746,170	17,551	1.87%
Total interest-bearing liabilities	12,645,022	43,186	1.37%	12,609,991	55,867	1.77%
Noninterest-bearing liabilities	376,897			273,002
Total liabilities	13,021,919			12,882,993
Shareholders’ equity	1,655,246			1,725,643
Total liabilities and shareholders’ equity	$14,677,165			$14,608,636
Net interest income		$58,743			$64,185
Interest rate spread (3)			1.51%			1.63%
Net interest-earning assets (4)	$1,506,831			$1,509,445
Net interest margin (5)		1.66%			1.82%
Average interest-earning assets to average interest-bearing liabilities	111.92%			111.97%
Selected performance ratios:
Return on average assets		0.68%			0.70%
Return on average equity		6.04%			5.94%
Average equity to average assets		11.28%			11.81%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.